                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                         ONTRACK DATA INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                           ONTRACK DATA INTERNATIONAL, INC.

                                 ___________________

                       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 ___________________

     Notice is hereby given that the Annual Meeting of Shareholders of ONTRACK Data International, Inc. (the "Company") will be held at the Eden Prairie City Center, 8080 Mitchell Road, Eden Prairie, Minnesota 55344 on May 21, 1998 at 3:00 p.m. for the following purposes:

     1.   To elect six directors.

     2. To ratify and approve the selection of independent accountants for the Company for the current fiscal year.

     3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on March 26, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

                              By Order of the Board of Directors


                              Michael W. Rogers
                              CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Eden Prairie, Minnesota
April 15, 1998






TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY ON THE ENCLOSED PROXY CARD WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.

                           ONTRACK DATA INTERNATIONAL, INC.

                                 ___________________

                                   PROXY STATEMENT
                                 ___________________

     This Proxy Statement is furnished to the shareholders of ONTRACK Data International, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on May 21, 1998, or any adjournments thereof. The Company's principal offices are located at 6321 Bury Drive, Eden Prairie, Minnesota, 55346. The mailing of this Proxy Statement to shareholders of the Company commenced on or about April 15, 1998.

     Any proxy may be revoked at any time before it is voted by written notice, mailed or delivered to the Secretary of the Company, or by revocation of a written proxy by request in person at the Annual Meeting; but if not so revoked, the shares represented by such proxy will be voted according to your directions. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendation of the Board of Directors on each proposal.

     Under Minnesota law, each item of business properly presented at a meeting of shareholders generally must be approved by the affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on that item of business. However, if the shares present and entitled to vote on that item of business would not constitute a quorum for the transaction of business at the meeting, then the item must be approved by a majority of the voting power of the minimum number of shares that would constitute such a quorum. Votes cast by proxy or in person at the Annual Meeting of Shareholders will determine whether or not a quorum is present. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of the matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

     The total number of shares of stock outstanding and entitled to vote at the Annual Meeting as of March 26, 1998 consisted of 9,928,716 shares of $.01 par value common stock. Each share of common stock is entitled to one vote and there is no cumulative voting. Only shareholders of record at the close of business on March 26, 1998 will be entitled to vote at the meeting. The presence, in person or by proxy, of holders of a majority of the shares of common stock entitled to vote at the Annual Meeting of Shareholders constitutes a quorum for the transaction of business.

                                SECURITY OWNERSHIP OF
                       CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 26, 1998 by (i) each person known to the Company to beneficially own more than five percent (5%) of Common Stock, (ii) each director of the Company, (iii) each executive officer named in the table on page 6 and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated below, to the knowledge of the Company, all shareholders have sole voting and investment power over the shares beneficially owned, except to the extent authority is shared by spouses under applicable law.


     NAME AND ADDRESS OF                           NUMBER OF SHARES       PERCENT
     BENEFICIAL OWNER                              BENEFICIALLY OWNED     OF CLASS
     ----------------                              ------------------     --------
     Michael W. Rogers (1)(2)(3)(4)(8)...........        1,753,300          17.6%
      6321 Bury Drive
      Eden Prairie, MN 55346

     John E. Pence (1)(2)(4)(5)(8)...............        1,720,601          17.3%
      6321 Bury Drive
      Eden Prairie, MN 55346

     Gary S. Stevens (1)(2)(4)(6)(8).............        1,811,300          18.2%
      6321 Bury Drive
      Eden Prairie, MN 55346

     Kopp Investment Advisors, Inc.(7)...........          992,100          10.0%
      7701 France Avenue South
      Suite 500
      Edina, MN 55435

     Jacqueline C. Morby (1)(8)..................           29,901              *

     Roger D. Shober (1)(8)......................           19,750              *

     Robert M. White, Ph.D (1)(8)................           13,750              *

     Richard J. Runbeck (1)(8)...................            8,125              *

     Marshall A. Warwaruk (2)(8).................           63,640              *

     John M. Bujan (2)(8)........................           17,394              *

     Thomas P. Skiba (2)(8)......................           78,000              *

     All executive officers and directors as
      a group (10 persons)(8)....................        5,472,631          54.2%
_______________________

* Less than 1%
(1)  Serves as a director of the Company.

(2) Serves as an executive officer of the Company and appears on the table on page 6 hereof. As of January 22, 1998, Mr. Warwaruk is no longer an executive officer of the Company.
(3) Includes 641,430 shares of Common Stock owned by the Rogers Family Limited Partnership, of which Mr. Rogers is the General Partner.
(4) See "Certain Transactions" for a description of the Stock Transfer Agreement among these individuals.
(5) Includes 274,996 shares of Common Stock owned by the Pence Family Limited Partnership, of which Mr. Pence is the General Partner, and 5,000 shares of Common Stock owned by the Pence Family Foundation, of which Mr. Pence is the Director with sole dispositive power.
(6) Includes 29,946 shares of Common Stock owned by the Stevens Family Limited Partnership, of which Mr. Stevens is the General Partner.
(7) According to the Schedule 13G filed with the Securities and Exchange Commission on March 9, 1998, all such shares are held in a fiduciary or representative capacity for other recordholders.
(8) Includes the following number of shares which could be purchased under stock options exercisable on the date hereof: Mr. Rogers, 15,000 shares; Mr. Pence, 13,000 shares; Mr. Stevens, 13,000 shares; Ms. Morby, 16,250 shares; Mr. Shober, 2,500 shares; Dr. White, 2,500 shares; Mr. Runbeck, 2,500 shares; Mr. Bujan, 14,750 shares; Mr. Skiba, 78,000 shares; and all executive officers and directors as a group, 167,283 shares.


                              1.  ELECTION OF DIRECTORS

     As a result of the decision of Jacqueline C. Morby not to stand for re-election as a director at the Annual Meeting, six directors will be elected by the Company's shareholders at the Annual Meeting, each to serve until the next annual meeting of shareholders or until a successor is elected. The Bylaws of the Corporation provide that the Board of Directors may consist of not less than three (3) nor more than nine (9) directors. The Board of Directors has nominated for election the six persons named below.
It is intended that proxies will be voted for such nominees. The Company believes that each nominee named below will be able to serve, but should any such nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board of Directors may propose.

     The names and ages of the nominees and their principal occupations are set forth below, based upon information furnished to the Company by such persons.

                                                                       DIRECTOR
NAME AND AGE                  PRINCIPAL OCCUPATION                      SINCE
------------                  --------------------                      -----

Michael W. Rogers (42)        Chairman and CEO of                        1985
                              the Company

John E. Pence (51)            President of the Company                   1985

Gary S. Stevens (41)          Senior Vice President, Engineering         1985
                              of the Company

Robert M. White, Ph.D. (59)   Professor and Head of the Department       1994
                              of Electrical and Computer Engineering
                              Carnegie Mellon University

Roger D. Shober (59)          Retired Executive                          1995

Richard J. Runbeck (52)       President                                  1996
                              Runbeck & Associates, P.A.


BUSINESS EXPERIENCE OF NOMINEES

     Michael W. Rogers has served as Chief Executive Officer of the Company since 1986 and as Chairman since 1989. Additionally, Mr. Rogers has served as a Director of the Company since 1985 and from 1989 to May 1996 as Chief Financial Officer. From 1980 to 1985, Mr. Rogers was employed by Control Data Corporation ("CDC"), where he served as a Senior Developer of diagnostic software routines and as a Senior Electrical Engineer and an Electrical Engineer for software and hardware development. From 1978 to 1980, he was an Associate Engineer with Westinghouse Bettis Atomic Power Laboratory, a subsidiary of Westinghouse Electric Corporation.

     John E. Pence has served as President and as a Director of the Company since 1985. From 1971 to 1985, he was employed by CDC, where he served as Department Head for the Program Management Office for CDC's mini-micro peripheral development (1984 to 1985), managed the Technical Support organization for worldwide support of CDC's plug compatible peripheral business (1981 to 1984) and served in various other capacities related to software development and computer programming (1971 to 1981).

     Gary S. Stevens has served as Senior Vice President, Engineering and as a Director of the Company since 1985. From 1979 to 1985, Mr. Stevens was a designer and diagnostic programmer of disk subsystems for CDC.

     Robert M. White, Ph.D. is a University Professor and has served as the Head of the Department of Electrical and Computer Engineering at Carnegie Mellon University since 1993. He previously served as Vice President and Chief Technical Officer of CDC, and in 1990 was appointed by President Bush and served as the first Under Secretary of Commerce for Technology until 1993. He is also a director of ENSCO, Inc., a contract research firm, and SGS-Thomson Microelectronics, a manufacturer of semiconductors. He is a member of the National Academy of Engineering.

     Roger D. Shober is a retired executive with 33 years of management experience within the computer industry. Most recently, he served as Executive Vice President of World Wide Operations at Control Data Systems from 1991 to 1994, as President and Chief Operating Officer of Rigidyne, Inc., a hard disk drive research and development company that was subsequently acquired by Seagate, from 1988 to 1991 and as Executive Vice-President of Micom Systems, Inc., a manufacturer of data communications equipment, from 1986 to 1988.

     Richard J. Runbeck is a certified public accountant and has served as President of Runbeck & Associates, P.A., an accounting and consulting firm, since 1985. Runbeck & Associates has provided the Company with tax accounting and financial advisory services since 1987. Mr. Runbeck is also a director of Tech2, Inc., a distributor and value added reseller of Macintosh computer peripherals, and Mission Technologies, an electronic component sales representative company which focuses upon computer original equipment manufacturers (OEMs).

OTHER INFORMATION REGARDING THE BOARD

     MEETINGS. During 1997, the Board of Directors met four times and held one telephonic meeting. Each director attended more than 75% of the meetings of the Board of Directors or any Committee on which such director served.

     BOARD COMMITTEES. The Audit Committee, consisting of Mr. Runbeck (Chairman) and Ms. Morby, met two times in 1997. Among other duties, the Audit Committee reviews the Company's accounting, auditing and reporting practices, makes recommendations concerning the work of the Company's independent auditors and reviews the adequacy of internal controls.

     The Compensation Committee, consisting of Mr. Shober (Chairman) and Dr. White, met twice formally and once informally in 1997. The Compensation Committee's duties include establishing salaries, bonuses and other compensation for the Company's executive officers, and for the administration of the Non-Qualified Stock Option Plan, the 1996 Stock Incentive Plan and the Employee Stock Purchase Plan.

                     EXECUTIVE COMPENSATION AND OTHER INFORMATION

     SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION. The following table sets forth, for the years ended December 31, 1997, 1996 and 1995, the compensation earned by the Chief Executive Officer and each of the other five most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 for the year ended December 31, 1997 (collectively, the "Named Executives"):

                              SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM
                                                                 COMPENSATION
                                             ANNUAL              ------------
                                          COMPENSATION         NO. OF SECURITIES      ALL OTHER
     NAME AND                        -----------------------       UNDERLYING        COMPENSATION
PRINCIPAL POSITION          YEAR     SALARY ($)    BONUS ($)      OPTIONS (#)          ($)(1)
------------------          ----     ----------    ---------      -----------        ------------
Michael W. Rogers           1997      $230,000      $250,000          25,000            $ 10,500
  Chairman and Chief        1996       190,000       190,000          50,000               9,000
  Executive Officer         1995       196,000       250,000            --                10,275

John E. Pence               1997       200,000       205,000          15,000              10,500
  President                 1996       185,000       185,000          50,000               9,000
                            1995       191,000       250,000            --                10,275

Gary S. Stevens             1997       200,000       225,000          15,000              10,500
  Senior Vice President,    1996       180,000       180,000          50,000               9,000
  Engineering               1995       184,000       250,000            --                10,275

Marshall A. Warwaruk (2)    1997       135,000       135,000            --                10,500
  Vice President of         1996       130,000       130,000            --                 7,400
  Business Development      1995       101,000       100,000          75,000                 --

John M. Bujan (3)           1997       125,000       145,000          15,000              10,500
  General Counsel and       1996        92,000        92,000          13,750                 --
  Secretary                 1995          --            --            11,250(4)              --

Thomas P. Skiba(5)          1997       135,000       152,000          15,000              10,500
  Vice President and        1996        78,000    118,000(6)          75,000                 --
  Chief Financial Officer   1995           --             --             --                  --

__________________

(1) Amounts indicated represent contributions by the Company to the Company's 401(k) Profit Sharing Plan on behalf of the named individuals.
(2)  Mr. Warwaruk became Vice President of Business Development in February
     1995 and received a salary for only 11 months in 1995.
(3) Mr. Bujan became General Counsel and Secretary in March 1996 and received a salary for only ten months in 1996.
(4) Non-qualified stock options were awarded to Mr. Bujan in his capacity as a consultant to the Company.
(5) Mr. Skiba became Vice President and Chief Financial Officer in May 1996 and received a salary for only 8 months in 1996.
(6) Includes a signing bonus of $20,000 paid to Mr. Skiba upon joining the Company in May 1996.

     The following table summarizes option grants in 1997 to each of the Named
Executives:

                                OPTION GRANTS IN 1997

                                                                                                      POTENTIAL REALIZABLE
                                                                                                       VALUE AT ASSUMED
                                                                                                        ANNUAL RATES OF
                                                                                                         STOCK PRICE
                                                 PERCENT OF TOTAL                                      APPRECIATION FOR
                        NUMBER OF SECURITIES     OPTIONS GRANTED                                         OPTION TERM(2)
                         UNDERLYING OPTIONS         EMPLOYEES          EXERCISE PRICE    EXPIRATION   -------------------
NAME                         GRANTED (#)           IN 1997 (%)        ($/SHAREHOLDER)       DATE         5%($)    10%($)
----                        -----------          ----------------     --------------     ----------   --------   --------
Michael W. Rogers            25,000(1)              9.5%                 $14.00            1-23-07     220,113    557,810
John E. Pence                15,000(1)              5.7                   14.00            1-23-07     132,068    334,686
Gary S. Stevens              15,000(1)              5.7                   14.00            1-23-07     132,068    334,686
Marshall A. Warwaruk           --                  --                      --               --
John M. Bujan                15,000(1)              5.7                   14.00            1-23-07     132,068    334,686
Thomas P. Skiba              15,000(1)              5.7                   14.00            1-23-07     132,068    334,686

_______________________
(1) The options vest as follows: 20% on each of January 23, 1998, 1999, 2000, 2001 and 2002.
(2) Potential realizable value is based on the assumption that the price per share of Common Stock appreciates at the assumed annual rate of stock appreciation for the option term. The assumed 5% and 10% annual rates of appreciation (compounded annually) over the term of the option set forth in accordance with the rules and regulations established by the Securities and Exchange Commission. The actual value of these option grants is dependent on future performance of the Common Stock and overall stock market conditions. There is no assurance that the values reflected in this table will be achieved.

     The following table summarizes the exercises of options by the Named Executives in 1997 and the value of options held at December 31, 1997 by the Named Executives.

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                              AND YEAR-END OPTION VALUES


                                                               NUMBER OF SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                                                                   UNEXERCISED OPTIONS AT           IN-THE-MONEY OPTIONS AT
                                                                   DECEMBER 31, 1997 (#)           DECEMBER 31, 1997 ($)(1)
                           SHARES ACQUIRED       VALUE        -----------------------------     ----------------------------
NAME                        ON EXERCISE(#)     REALIZED($)    EXERCISABLE    UNEXERCISABLE      EXERCISABLE    UNEXERCISABLE
----                       --------------      -----------    -----------    -------------      -----------    -------------
Michael W. Rogers               --                 --             10,000          65,000           $129,375        $790,938
John E. Pence                   --                 --             10,000          55,000            129,375         681,563
Gary S. Stevens                 --                 --             10,000          55,000            129,375         681,563
Marshall A. Warwaruk          75,000          $1,378,500(2)         --              --                 --
John M. Bujan                  6,000             106,000(2)       11,750          20,000            240,351         228,750
Thomas P. Skiba                 --                 --             75,000          15,000          1,571,063         164,063

___________________________

(1) The amounts set forth represent the difference between the closing sale price of $24 15/16 per share of Common Stock on December 31, 1997 and the exercise price of the options, multiplied by the applicable number of shares underlying the options.
(2) Represents the difference between the fair market value of one share of Common Stock on the date of exercise and the exercise price of the options, multiplied by the applicable number of shares underlying the options.

EMPLOYMENT AGREEMENTS

     The Company entered into employment agreements with each of Messrs. Rogers, Pence and Stevens (the "Founders") as of August 6, 1996 pursuant to which their base salaries were established at $190,000, $185,000 and $180,000, respectively. For 1998, these base salaries were increased by the Board to $240,000, $125,000 and $211,000, respectively. The employment agreements also provide that the Founders will be eligible for cash incentive compensation in amounts to be determined from time to time by the Compensation Committee. If the Company terminates a Founder for cause, such Founder shall receive severance payments equal to two times his base salary payable in the then-current fiscal year. Upon the termination of a Founder without cause, the Founder shall receive severance payments equal to two times his base salary payable in the then-current fiscal year, plus an amount equal to his prior year's base salary and bonus. In addition, the Founders were each granted a non-qualified stock option to purchase 50,000 shares of Common Stock under the 1996 Stock Incentive Plan at a price of $12.00 per share, vesting over a five-year period from the date of grant and exercisable for ten years from the date of grant. The Founders are also prohibited from competing for two years after termination of their employment.

     The Company entered into letter agreements with each of Messrs. Bujan and Skiba and Ms. Moore upon the commencement of each officer's employment on March 1996, May 1996 and June 1997, respectively. Messrs. Bujan and Skiba, and Ms. Moore's 1998 base salaries are $132,000, $142,000, and $154,000, respectively. The letter agreements for Messrs. Bujan and Skiba generally provide for severance payments upon their termination for reasons other than gross misconduct equal to twelve and 6 months of base salary, respectively. Ms. Moore's letter agreement states that she is entitled to twelve months' base salary if she is terminated within one year of a Change in Control, as such term is defined in the letter agreements for reasons other than disability or gross misconduct.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Compensation Committee. The role of the Compensation Committee, which is currently comprised of two outside non-employee directors, is to review and approve the base salaries, bonuses, stock options and other compensation of the executive officers of the Company. The Compensation Committee also has the power to prescribe, amend, and rescind rules relating to the Company's 1995 Non-Qualified Stock Option Plan, 1996 Employee Stock Purchase Plan, and 1996 Stock Incentive Plan (collectively, the "Plans"), to grant options and other awards under the Plans and to interpret the Plans.

     The Compensation Committee's executive compensation policies are designed to attract and retain executives capable of leading the Company in a rapidly evolving computer service and software marketplace and to motivate such executives to maximize profitability and stockholder value. The Compensation Committee has designed the Company's Executive Performance Plan with three principal components to achieve this objective - base salary; quarterly and annual cash incentives; and long-term incentive compensation in the form of stock options. A significant portion of each executive's total compensation is dependent on the attainment of predefined performance objectives which are designed to be consistent with the maximization of shareholder value. The Compensation Committee believes this philosophy will enable the Company to attract and retain management personnel with the talents and skills required to meet the challenges of a highly competitive industry.

     During fiscal year 1997, the Company experienced some changes in its senior management. In June, 1997, the Company hired Tanna L. Moore as Vice President, Sales and Marketing, and in November, 1997, Stuart J. Hanley was promoted to the position of Vice President, Worldwide Operations. Marshall
A. Warwaruk, Vice President of Business Development, announced his retirement from the Company, effective November 15, 1998, and John E. Pence, President and one of the Company's founders, announced that he will be reducing his level of employment during 1998 by approximately 40%.

     BASE SALARY. In determining salaries for executive officers for fiscal 1997, the Compensation Committee considered the individual experience and performance of its executive officers, the achievements of the executive officers in bringing the Company to its present place of worldwide prominence in the disk subsystem software and data recovery service fields, the competitive environment in which the Company must recruit and retain quality executive talent, the Company's operating performance for fiscal 1997 and attainment of specific financial, strategic and individual objectives. The Committee compared the salaries of its executive officers with salaries of executive officers of other companies of similar revenue size and profitability and considered the cost of recruiting executives with experience in large, high tech organizations with international distribution experience. The Committee tried to establish compensation packages, which in total, would be competitive in the Company's marketplace. The base salary of the executive officers increased by an average of 11% (on an annualized basis) from 1996 to 1997.

     BONUSES. For fiscal year 1997, the Compensation Committee approved the Executive Performance Plan, in which cash bonuses for executive officers were determined with reference to specified financial performance targets for the Company, both on a quarterly and annual basis, and also with reference to the attainment of predefined individual performance objectives consistent with the maximization of shareholder value. The Company's 1997 Executive Performance Plan established specific percentages for three categories: annual earnings per share, quarterly earnings per share, and Management By Objectives ("MBO") individual goals. The bonuses under the plan equal 100% of base salary for achievement of certain targeted levels, which can be exceeded if the performance objectives are exceeded. The quarterly and annual earnings per share components were determined by comparison between actual results and the 1997 budget. The MBO individual goals were established by the Committee for the Chief Executive Officer, and by the Chief Executive Officer with respect to all other executive officers. The 1997 bonuses for some executives exceeded their base salaries due to achievements in excess of their individual goals.

     EQUITY-BASED COMPENSATION. For fiscal year 1997, the Compensation Committee also considered and awarded equity-based compensation, in the form of stock options, as a component of the Company's Executive Performance Plan. Equity awards are typically set by the Compensation Committee based on each officer's individual performance and achievements, and the recommendations of management. In fiscal year 1997, executive officers were eligible to receive grants of stock options under the Company's 1996 Stock Incentive Plan ("SIP"). In addition, certain executive officers were eligible to participate in the Company's Employee Stock Purchase Plan.

     In 1997, six executive officers of the Company received new option grants under the 1996 SIP. The options granted to the executives in 1997 were the first options granted as part of the Executive Performance Plan and were the first grants made to executives since the Company's initial public offering. All executives who received options were granted options to purchase 15,000 shares, except Mr. Rogers, who received options to purchase 25,000 shares and Ms. Moore, who received options to purchase 75,000 shares as part of her recruitment package. The options were granted under the 1996 SIP at an exercise price equal to the fair market value of the Common Stock on the date of grant, and generally vest in equal increments over a three, four or five-year period after grant, subject to the participant's continued employment with the Company. All options granted under the 1996 SIP expire ten years from the date of grant, unless a shorter term is provided in the option agreement or the participant's employment with the Company ends before the end of such ten-year period.

     COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. In setting Mr. Rogers' base salary, the Committee considered his contribution in bringing the Company to its present prominence, the Company's operating performance for 1997 and attainment of specific objectives. The Committee also compared his salary with salaries of chief executive officers of other companies of similar revenue size and profitability. Mr. Roger's salary increased approximately 21% from fiscal 1996 to fiscal 1997, which included a market adjustment based on the Committee's review of salaries of other chief executive officers. With respect to bonus, Mr. Rogers' performance objectives related to the hiring of a senior marketing/sales executive, achievement of specified revenue growth, establishment of a structured performance review process for the Company, and management of international operations and growth. Mr. Rogers received a bonus equal to 108% of his 1997 base salary. Mr. Rogers also received options to purchase 25,000 shares of Common Stock at the fair market value on the date of grant.

                        MEMBERS OF THE COMPENSATION COMMITTEE

               Roger D. Shober               Robert M. White, Ph.D.

PERFORMANCE GRAPH

     The Securities and Exchange Commission requires that the Company include in this Proxy Statement a line graph presentation comparing cumulative, five-year shareholder returns on an indexed basis with a broad market index and either a nationally-recognized industry standard or an index of peer companies selected by the Company. The Company has chosen the use of the Nasdaq Stock Market (U.S. Companies) Index as its broad market index and the Nasdaq Computer and Data Processing Index as its peer group index. The table below compares the cumulative total return as of the end of each of the Company's last two fiscal years on $100 invested as of October 21, 1996 (the date of the Company's initial public offering) in the Common Stock of the Company, the Nasdaq Stock Market Index and the Nasdaq Computer and Data Processing Index, assuming the reinvestment of all dividends. The performance graph is not necessarily indicative of future investment performance.


                                               Oct. 21, 1996      Dec. 31, 1996      Dec. 31, 1997
                                               -------------      -------------      -------------
Ontrack Data International, Inc.                  $100.00          $125.00               $207.81
Nasdaq Stock Market (U.S. Companies Index)         100.00           104.78                128.63
Nasdaq Computer and Data Processing Index          100.00           104.31                128.16



COMPENSATION OF DIRECTORS

     On January 22, 1998, the Company's Board of Directors approved a grant under the Company's 1996 Stock Incentive Plan of options to purchase 10,000 shares to each director who is not an employee of the Company, and who will be standing for re-election at the next Annual Meeting of the Company's Shareholders. The exercise price for each share under this grant was the fair market value of the Company's common stock at the closing price on the date of grant, with vesting over a four-year period, 2,500 shares each on the first, second, third and fourth anniversary dates of the date of grant, and a ten-year term. This grant was a reflection of the increased dedication and time commitment required during 1997 of the Company's non-employee directors, and was in lieu of an increase in the cash compensation provided for non-employee directors. Cash compensation remains unchanged for directors who are not employees of the Company at $2,500 for each meeting of the Board of Directors attended in person (plus reimbursement of travel expenses). No additional fees are paid for attendance at telephonic meetings or committee meetings. Directors who are officers of the Company will not receive any additional compensation for serving on the Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers to file with the Securities and Exchange Commission reports of ownership and changes in ownership of the Company's common stock, and the Company is required to identify any of those persons who fail to file such reports on a timely basis. To the Company's knowledge, all insiders of the Company filed in a timely manner all such reports for 1997, except that the Form 3 for Stuart J. Hanley was filed after the date required.

                                 CERTAIN TRANSACTIONS

     December 31, 1997, the Company was indebted to Bert O. Sullivan, Jr. in the principal amount of $142,723 pursuant to a promissory note entered into in 1989. The note bears interest at a rate of 8.34% per annum, with principal and accrued interest payable in monthly installments through October 1999. Mr. Sullivan is the father-in-law of Michael W. Rogers, the Chairman and Chief Executive Officer of the Company. This note was paid in full in January 1998.

                          _________________________________


                    2.     RATIFICATION OF INDEPENDENT ACCOUNTANTS

     The accounting firm of Price Waterhouse LLP has been the Company's auditing firm since 1991. Price Waterhouse LLP has been re-appointed by the Board of Directors as the Company's auditing firm for the current year. Although shareholder approval is not required, the Board of Directors requests shareholder ratification of Price Waterhouse LLP's reappointment.

     A representative from Price Waterhouse LLP will be available at the Annual Meeting of Shareholders to answer any appropriate questions.




                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
              RATIFICATION OF THE RE-APPOINTMENT OF PRICE WATERHOUSE LLP

                         ___________________________________

                    SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     The proxy rules of the Securities and Exchange Commission permit shareholders, after timely notice to issuers, to present proposals for shareholder action in issuer proxy statements where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by issuer action in accordance with the proxy rules. The Company's annual meeting for the fiscal year ending December 31, 1998 is expected to be held on or about May 27, 1999, and proxy materials in connection with that meeting are expected to be mailed on or about April 15, 1999. Except as indicated below, shareholder proposals prepared in accordance with the proxy rules must be received by the Company on or before December 16, 1998.

     The Bylaws of the Company establish an advance notice procedure with regard to (i) certain business to be brought before an annual meeting of shareholders of the Company; and (ii) the nomination by shareholders of candidates for election as directors.

     PROPERLY BROUGHT BUSINESS. The Bylaws provide that at the annual meeting only such business may be conducted as is of a nature that is appropriate for consideration at an annual meeting and has been either specified in the notice of the meeting, otherwise properly brought before the meeting by or at the direction of the Board of Directors, or otherwise properly brought before the meeting by a shareholder who has given timely written notice to the Secretary of the Company of such shareholder's intention to bring such business before the meeting. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 60 days nor more than 90 days prior to the meeting. Notice relating to the conduct of such business at an annual meeting must contain certain information as described in Article II of the Company's Bylaws, which are available for inspection by shareholders at the Company's principal executive offices pursuant to Section 302A.461, subd. 4 of the Minnesota Statutes. Nothing in the Bylaws precludes discussion by any shareholder of any business properly brought before the annual meeting in accordance with the Company's Bylaws.

     SHAREHOLDER NOMINATIONS. The Bylaws provide that a notice of proposed shareholder nominations for the election of directors must be timely given in writing to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 60 days nor more than 90 days prior to the meeting. The notice to the Company from a shareholder who intends to nominate a person at the meeting for election as a director must contain certain information as described in Article III of the Company's Bylaws, which are available for inspection by shareholders at the Company's principal executive offices pursuant to Section 302A.461, subd. 4 of the Minnesota Statutes. If the presiding officer of a meeting of shareholders determines that a person was not nominated in accordance with the foregoing procedure, such person will not be eligible for election as a director.

                                       GENERAL

     All proxies properly executed will be voted in the manner directed by shareholders. If no direction is made, proxies will be voted "FOR" the election of the Board of Director's nominees for directors and "FOR" proposal 2.

     The management of the Company knows of no matter other than the foregoing to be brought before the meeting. However, the enclosed proxy gives discretionary authority in the event any additional matters should be presented.

     All expenses in connection with solicitation of proxies will be borne by the Company. The Company will pay brokers, nominees, fiduciaries, or other custodians their reasonable expenses for sending proxy material to, and obtaining instructions from, persons for whom they hold stock of the Company. The Company expects to solicit proxies by mail, but directors, Officers, and other employees of the Company may also solicit in person, by telephone, by facsimile or by mail.

     The Annual Report of the Company for the year ended December 31, 1997 is enclosed herewith. Shareholders may receive without charge a copy of the Company's Form 10-K Annual Report, including financial statements and schedules thereto, as filed with the Securities and Exchange Commission, by writing to:
Thomas P. Skiba, ONTRACK Data International, Inc., 6321 Bury Drive, Eden Prairie, Minnesota, 55346.

                              By Order of the Board of Directors


                              John M. Bujan
                              GENERAL COUNSEL AND SECRETARY

April 15, 1998

                        ONTRACK DATA INTERNATIONAL, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
         FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 21, 1998

    The undersigned hereby appoint Michael W. Rogers or John M. Bujan, or either of them, as proxies, with full power of substitution to vote all shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of ONTRACK Data International, Inc., to be held in Eden Prairie, Minnesota on May 21, 1998 or at any adjournments thereof, upon any and all matters which may properly be brought before the meeting or adjournments thereof, hereby revoking all former proxies.

(1)        ELECTION OF DIRECTORS:             / /     FOR all nominees listed below       / /     WITHHOLD AUTHORITY
                                                      (EXCEPT AS MARKED TO THE                    TO VOTE FOR THE NOMINEES
                                                      CONTRARY)

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE
                                     A LINE
                   THROUGH NOMINEE'S NAME IN THE LIST BELOW.)

       Michael W. Rogers, John E. Pence, Gary S. Stevens, Roger D. Shober
                   Robert M. White, Ph.D., Richard J. Runbeck

(2) PROPOSAL TO APPROVE THE APPOINTMENT OF PRICE WATERHOUSE LLP AS INDEPENDENT ACCOUNTANTS OF THE COMPANY.

                / /  FOR        / /  AGAINST        / /  ABSTAIN

(3) In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED ON PROPOSALS (1) AND (2) IN ACCORDANCE WITH THE SPECIFICATIONS MADE AND "FOR" SUCH PROPOSALS IF THERE IS NO SPECIFICATION.
                                           Dated: _______________________ , 1998
                                           Signed: _____________________________
                                                          (Signature)
                                               _________________________________
                                                          (Signature)

                                           PLEASE DATE AND SIGN exactly as your
                                           name(s) appears above indicating,
                                           where proper, official position or
                                           representative capacity in which you
                                           are signing. When signing as
                                           executor, administrator, trustee or
                                           guardian, give full title as such;
                                           when shares have been issued in names
                                           of two or more persons, all should
                                           sign.